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This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase dated November 6, 1996 as amended and supplemented by the Supplement thereto dated December 6, 1996, and the related Letter of Transmittal and is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. In any jurisdiction the securities, blue sky or other laws of which require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                                 HC INVESTMENTS, INC.

                        AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF

                                    HENKEL KGaA

             HAS INCREASED THE PRICE OF ITS OFFER TO PURCHASE FOR CASH
                       ALL OUTSTANDING SHARES OF COMMON STOCK
                  (INCLUDING ANY ASSOCIATED STOCK PURCHASE RIGHTS)
                                         OF

                                LOCTITE CORPORATION

                                AND IS NOW OFFERING

                               $61.00 NET PER SHARE

   HC Investments, Inc., a Delaware corporation ("Purchaser") and an indirect wholly-owned subsidiary of Henkel KGaA, a Kommanditgesellschaft auf Aktien (a partnership limited by shares) organized under the laws of the Federal Republic of Germany ("Parent"), has amended and supplemented its Offer to Purchase dated November 6, 1996 (the "Offer to Purchase") by a Supplement thereto dated December 6, 1996 (the "Supplement") and is offering to purchase all outstanding shares of Common Stock, par value $0.01 per share (the "Shares"), of Loctite Corporation, a Delaware corporation (the "Company"), including the associated common stock purchase rights (the "Rights") issued pursuant to the Rights Agreement (the "Rights Agreement"), dated as of April 14, 1994, between the Company and The First National Bank of Boston, as Rights Agent, and all benefits that may inure to holders thereof, for a purchase price of $61.00 per share (the "Offer Price"), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, the Supplement and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). Unless the context otherwise requires, all references to Shares shall include the associated Rights.

   THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY (WITH THE HENKEL-NOMINATED DIRECTORS ABSTAINING) APPROVED THE OFFER AS AMENDED, DETERMINED THAT THE OFFER IS IN THE BEST INTERESTS OF THE COMPANY'S STOCKHOLDERS AND RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES.

   The Company, Parent and Purchaser have entered into an Agreement and Plan of Merger, dated December 5, 1996 (the "Merger Agreement"), providing for the merger of the Company and a subsidiary of Purchaser pursuant to which, following the consummation of the Offer and subject to the terms and conditions of the Merger Agreement, the remaining outstanding Shares (other than Shares owned by Purchaser, Parent or any other direct or indirect subsidiary or affiliate of Parent, Shares held in the treasury of the Company and Shares held by stockholders of the Company who properly exercise their appraisal rights under applicable Delaware law) will be converted into the right to receive $61.00 per Share.

      THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
       CITY TIME, ON FRIDAY, DECEMBER 20, 1996, UNLESS THE OFFER IS EXTENDED.

   THE OFFER IS CONDITIONED UPON THERE BEING VALIDLY TENDERED (AND NOT WITHDRAWN) PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES THAT WOULD, WHEN AGGREGATED WITH THE SHARES ALREADY OWNED BY PURCHASER, REPRESENT AT LEAST A MAJORITY OF ALL OUTSTANDING SHARES ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE. THE OFFER IS SUBJECT TO OTHER TERMS AND CONDITIONS.

   For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to Purchaser and not withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting payment to tendering stockholders. Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to) such Shares, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of book-entry transfer, an Agent's Message (as defined in the Offer to Purchase), and (c) any other documents required by the Letter of Transmittal. Under no circumstances will any interest be paid on the Offer Price for tendered Shares, regardless of any extension of the Offer or any delay in making such payment.

   The term "Expiration Date" means 12:00 Midnight, New York City time, on Friday, December 20, 1996, unless and until Purchaser shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the time and date at which the Offer, as so extended by Purchaser, shall expire. Subject to the applicable rules and regulations of the Securities and Exchange Commission, Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in the section entitled "THE AMENDED OFFER-Amendments to Certain Conditions of the Offer" of the Supplement shall have occurred or shall have been determined by Purchaser to have occurred, but subject to the Merger Agreement, to (a) extend the period of time during which the Offer is open, and thereby delay acceptance for payment of, and payment for, any Shares, by giving oral or written notice of such extension to the Depositary and (b) amend the Offer in any other respect by giving oral or written notice of such amendment to the Depositary. There can be no assurance that Purchaser will exercise its right to extend the Offer. Any extension, waiver, amendment or termination will be followed as promptly as practicable by public announcement. In the case of an extension, Rule 14e-1(d) under the Exchange Act requires that the announcement be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. If Purchaser extends the Offer or if Purchaser is delayed in its acceptance for payment of or payment for Shares (whether before or after its acceptance for payment of Shares) or it is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights.

   Except as otherwise provided below, tenders of Shares will be irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by Purchaser pursuant to the Offer, may also be withdrawn at any time after January 3, 1997. For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase and the Supplement and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the regist-ered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution (as defined in the Offer to Purchase), the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer as set forth in the section entitled "THE TENDER OFFER-Procedure for Tendering Shares" of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility (as defined in the Offer to Purchase) to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for any purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in the sections entitled "THE TENDER OFFER-Procedure for Tendering Shares" of the Offer to Purchase and "THE AMENDED OFFER-Procedure for Tendering Shares" of the Supplement at any time prior to the Expiration Date. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser in its sole discretion, which determination will be final and binding.

   Stockholders who have already tendered Shares pursuant to the Offer need not take any further action in order to receive the increased tender offer price of $61.00 per Share.

   The Supplement, a revised Letter of Transmittal and other relevant materials are being mailed to record holders of Shares, and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

   The information required to be disclosed by Rule 14d-6(e)(1)(vii) under the Exchange Act is contained in the Offer to Purchase and the Supplement and is incorporated herein by reference.

   THE OFFER TO PURCHASE, THE SUPPLEMENT AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

   Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and locations listed below. Additional copies of the Offer to Purchase, the Supplement, the revised Letter of Transmittal, the revised Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent, and copies will be furnished promptly at Purchaser's expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer. No fees or commissions will be payable to brokers, dealers or other persons other than the Dealer Manager and the Information Agent for soliciting tenders of Shares pursuant to the Offer.

                      The Information Agent for the Offer is:

                                     MACKENZIE
                                   PARTNERS, INC.

                                  156 Fifth Avenue
                              New York, New York 10010
                           (212) 929-5500 (Call Collect)
                                         or
                           CALL TOLL-FREE (800) 322-2885

                        The Dealer Manager for the Offer is:

                                   ROTHSCHILD INC.
                            1251 Avenue of the Americas
                              New York, New York 10020
                    CALL TOLL-FREE: (800) 753-5151 (EXT. 3611)


December 6, 1996